EXHIBIT G

FIRST AMENDMENT TO JOINT FILING AGREEMENT

This First Amendment, dated as of November 4, 2016 (this “Amendment”) to the Joint Filing Agreement, dated December 31, 2014 (the “Joint Filing Agreement”), is made and entered into by and among Sprint Acquisitions Holdings Limited (formerly known as AB Acquisitions Holdings Limited), a Gibraltar private limited liability company (“Gibco”), Alliance Santé Participations S.A., a Luxembourg société anonyme (“ASP”), NEWCIP S.A., a Luxembourg société anonyme (“NEWCIP”), and Stefano Pessina, a citizen of Monaco (“Pessina” and together with ASP and NEWCIP, the “Pessina Reporting Persons”).

WHEREAS, on December 31, 2014, the parties hereto entered into the Joint Filing Agreement;

WHEREAS, pursuant to the Joint Filing Agreement and Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) , the parties hereto have previously jointly filed with the Securities and Exchange Commission (the “SEC”): (i) on December 31, 2014, a Schedule 13D (the “Schedule 13D”) with respect to their beneficial ownership of the shares of common stock, par value $0.01 per share of Walgreens Boots Alliance, Inc. (“Common Stock”); (ii) on January 20, 2015, Amendment No. 1 to the Schedule 13D; and (iii) on December 31, 2015, Amendment No. 2 to the Schedule 13D;

WHEREAS, Item 5(e) of the Schedule 13D, as amended and supplemented by Amendment No. 2 thereto, duly reported that as of December 31, 2015 Gibco no longer beneficially owned any shares of Common Stock;

WHEREAS, Gibco is no longer required to file statements on Schedule 13D and desires to revoke and terminate its agreement pursuant to the Joint Filing Agreement that any such statement be filed on its behalf; and

WHEREAS, by and among each of them, the Pessina Reporting Parties desire to continue their agreement pursuant to the Joint Filing Agreement that Amendment No. 3 to the Schedule 13D, filed with the SEC on or about the date hereof, with respect to the beneficial ownership by them of shares of Common Stock, is being filed, and all subsequent amendments thereto will be filed, on behalf of each of the Pessina Reporting Persons in accordance with Rule 13d-1(k) under the Exchange Act;

NOW, THEREFORE, in consideration of the premises and agreements set forth below and intending to be legally bound, the parties agree as follows:

1.                                      Revocation and Termination.  With respect solely to Gibco, the Joint Filing Agreement is revoked and terminated and the terms and conditions thereof shall be of no further force and effect and Amendment No. 3 to the Schedule 13D is not being, and all subsequent amendments thereto will not be, filed on behalf of Gibco pursuant thereto.

2.                                      Continuation; Full Force and Effect.  With respect to the Pessina Reporting Parties, the terms and conditions of the Joint Filing Agreement shall continue in full force and effect and Amendment No. 3 to the Schedule 13D is being, and all subsequent amendments thereto will be, filed jointly on behalf of each of the Pessina Reporting Persons pursuant thereto in accordance with Rule 13d-1(k) under the Exchange Act.

3.                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

SPRINT ACQUISITIONS HOLDINGS LIMITED

By:	/s/ VIKRAM NAGRANI
Name: Vikram Nagrani Title: Director

/s/ JUAN X. CHINCOTTA
Name: Juan X. Chincotta Title: Director

ALLIANCE SANTE PARTICIPATIONS S.A.

By:	/s/ STEFANO PESSINA
Name: Stefano Pessina Title: Administrateur (Director)

NEWCIP S.A.

By:	/s/ STEFANO PESSINA
Name: Stefano Pessina Title: Administrateur (Director)

/s/ STEFANO PESSINA
STEFANO PESSINA